Exhibit 99.1

AgEagle Aerial Systems Announces Pricing of

$7 Million Registered Direct Offering

NEODESHA, Kan. –June 24, 2020 – (GLOBE NEWSWIRE) – AgEagle Aerial Systems Inc. (NYSE American: UAVS), an industry leading provider of unmanned aerial vehicles and advanced aerial imagery, data collection and analytics solutions, today announced it has entered into a securities purchase agreement with an institutional investment firm (the “Investor”), which is an existing AgEagle shareholder. Pursuant to the agreement, the Investor is purchasing 4,407,400 shares of common stock, pre-funded warrants (the “Pre-Funded Warrants”) to purchase up to 1,956,236 shares of common stock, and warrants to purchase up to 2,455,476 shares of common stock at an exercise price of $1.35 per share (the “Warrants”), for gross proceeds of $7 million (which includes subsequent payment of the exercise price of the Pre-Funded Warrants in the amount of $1,956). Upon exercise of the Warrants in full by the Investor, the Company would receive additional gross proceeds of $3,314,893.

The Company expects the net proceeds from the offering to be approximately $6.91 million after deducting approximately $85,000 in offering expenses. The Company expects to spend the balance of the proceeds for general working capital and capital expenditure purposes. The offering is expected to close on or about June 26, 2019, subject to the satisfaction of customary closing conditions.

Commenting on the financing, Nicole Fernandez-McGovern, Interim CEO and CFO of AgEagle, noted, “We are very pleased to be proceeding with this offering, which, upon closing, will continue to materially strengthen the Company’s liquidity position and ability to execute on several strategic growth initiatives. Moreover, with our new CEO, J. Michael Drozd, now officially on board soon, this financing will help ensure that he has the financial and operational resources necessary to advance his vision for AgEagle’s future and support our cumulative efforts to achieve increased long term shareholder value for all of our shareholders.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A registration statement relating to the offered securities (File Number 333-239157) has been declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the securities will be filed by the Company with the SEC. When available, copies of the prospectus supplement relating to the registered direct offering, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov. For more detailed information relating to this transaction, please refer to the related Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About AgEagle Aerial Systems Inc.

Founded in 2010 and based in Kansas, AgEagle has earned distinction as one of the industry’s leading pioneers of technologically advanced drones and aerial imagery-based data collection and analytics solutions. We are trusted to help the world’s growers, consumer packaged goods companies and their supply chain partners, and urban green managers proactively assess and manage the health of commercial crops and green infrastructure, reduce the chemicals in produced foods and products and preserve and protect natural resources. In addition, we are at the leading edge of providing state and territorial departments of agriculture, growers and processors with registration, oversight, compliance/enforcement, and reporting solutions relating to the United States’ emerging hemp cultivation industry. In late 2019, we began pursuing expansion opportunities within the emerging Drone Logistics and Transportation market with the manufacture and assembly of UAVs designed to meet specifications for drones that are meant to carry packaged goods in urban and suburban areas.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management’s current expectations include those risks and uncertainties relating to our competitive position, the industry environment, potential growth opportunities, and the effects of regulation and events outside of our control, such as natural disasters, wars or health epidemics. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

For more information, please visit www.ageagle.com.

Contacts:

Gateway Investor Relations

Cody Slach

Sean Mansouri

Phone: 949-574-3860

Email: UAVS@gatewayIR.com